EXHIBIT 10.1

RESCISSION, SETTLEMENT, AND CONFIDENTIALITY AGREEMENT WITH MUTUAL RELEASES

THIS RESCISSION, SETTLEMENT, AND CONFIDENTIALITY AGREEMENT WITH MUTUAL RELEASES (the “Agreement”) is made and entered into as of March 12, 2019, by and between BRAVATEK SOLUTIONS, INC., a Colorado corporation (“Bravatek”) and JOHNNY BOLTON and JONATHAN A. BOLTON (also known as Jonathon Bolton) (collectively the “Boltons”). Bravatek and the Boltons are sometimes referred to herein as the “parties” collectively or a “party” individually.

RECITALS

WHEREAS, Bravatek and the Boltons are parties to that certain Amended and Restated Stock Purchase Agreement, dated effective as of January 1, 2018 (the “Stock Purchase Agreement”), pursuant to which Bravatek purchased one hundred percent (100%) of the capital stock of HelpCOmm, Inc., a Virginia corporation (“HelpCOmm”) which owned certain business assets including all tangible and intangible property related to HelpCOmm, including, but not limited to, customer lists, contracts, records, goodwill and other intangible assets, bank accounts, real property, equipment, furniture, computers, office supplies and related goodwill, policy manuals, and price lists (“HelpCOmm Capital Stock”) which was owned by the Boltons. in exchange for: (i) $25,000 cash; (ii) the issuance and delivery to the Boltons of 100,000 shares of Series D Preferred Stock of Bravatek (the “Preferred Shares”); and (iii) the assumption of certain limited liabilities and obligations delineated in Schedule 1.2 of the Stock Purchase Agreement (the “Assumed Liabilities”). Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Stock Purchase Agreement;

WHEREAS, the parties now desire to unwind and rescind the transactions referenced in the Stock Purchase Agreement due to, among other reasons, certain events that have occurred subsequent to the closing of the Stock Purchase Agreement; and

WHEREAS, to accomplish the unwinding of the Stock Purchase Agreement, Bravatek desires to return and the Boltons who desire to take back all of the HelpCOmm Capital Stock in exchange for (i) the return by the Boltons of the Preferred Shares to Bravatek and any Bravatek Common Shares which were converted from any of the Preferred Shares and still in the possession or control of the Boltons (collectively referred to as the “Boltons’ Bravatek Shares”); and (ii) the understanding that all of the Liabilities of HelpCOmm shall be retained by HelpCOmm when it is transferred to the Boltons, and any new debt and liability obligations that has been incurred by HelpCOmm since the date of the Stock Purchase Agreement, on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants, promises and conditions contained herein, for other good and valuable consideration, the receipt of which is herewith acknowledged by the parties, the parties hereby agree as follows:

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1.	RESCISSION OF STOCK PURCHASE AGREEMENT.

On the terms and subject to the conditions of this Agreement, the Boltons and Bravatek each agree to rescind the Stock Purchase Agreement as follows: At the Closing (as defined below), the Boltons shall return the Boltons’ Bravatek Shares to Bravatek and shall take back the HelpCOmm Capital Stock with the full understanding that HelpoCOmm retains all of the Assumed Liabilities and HelpCOmm’s outstanding debt and liability obligations.

2.	THE CLOSING.

2.1.	Closing.

2.1.1.	Closing Date. Subject to the satisfaction of the conditions set forth herein, the transaction which is the subject of this Agreement shall be closed on March 12, 2019 (the “Closing” and/or “Closing Date”).

2.1.2.	Effect. The parties acknowledge that after Closing, the Stock Purchase Agreement shall be considered rescinded and void ab initio, and HelpCOmm shall be considered owned 100% by the Boltons effective as of January 1, 2018, and Bravatek shall have no rights or other interest in HelpCOmm, shall not receive any payment, profit or other distribution from HelpCOmm, and shall have no right to any of HelpCOmm’s assets, regardless of whether such asset became an asset of HelpCOmm following the Stock Purchase Agreement or otherwise before or after Closing. Similarly, HelpCOmm, owned by the Boltons shall retain all debt and liability obligations of HelpCOmm past, present and future.

2.2.	Returns and Deliveries by the Boltons to Bravatek. At the Closing, the Boltons shall return and deliver the following to Bravatek:

2.2.1.	The Boltons’ Bravatek Shares and duly endorsed stock power(s) sufficient to transfer the Boltons’ Bravatek Shares from the Boltons to Bravatek. The Boltons shall take back the HelpCOmm Capital Stock which shall retain all of the Assumed Liabilities and any outstanding debt and liability obligations of HelpCOmm, past, present and future.

2.2.2.	All Bravatek property at HelpCOmm’s facilities, including but not limited to, Bravatek’s 2011 Chevy HD 2500 truck and keys that are locked in HelpCOmm’s yard.

2.2.3.	Such other documents, including certificates and third-party consents or releases, as may be required hereunder or as reasonably requested by Bravatek to complete the transactions contemplated in this Agreement.

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2.3.	Deliveries by Bravatek to the Boltons. At the Closing, Bravatek shall deliver the following to the Boltons:

2.3.1.	The stock certificate(s) representing HelpCOmm Capital Stock and duly endorsed stock power(s) sufficient to transfer the HelpCOmm Capital Shares from Bravatek back to the Boltons.

2.3.2.	All of Bravatek’s right, title and interest in and to all of the HelpCOmm Capital Stock, if any.

2.3.3.	The return of all, or a copy of, the QuickBooks files maintained by Bravatek during Bravatek’s period of ownership of HelpCOmm, and having HelpCOmm’s mail forwarded to HelpCOmm’s office, which shall occur no later than three business days following the full execution of this Agreement.

2.3.4.	Such other documents, including certificates and third-party consents or releases, as may be required hereunder or as reasonably requested by the Boltons to complete the transactions contemplated in this Agreement.

2.4.	HelpCOmm shall retain all of the Assumed Liabilities and any outstanding debt and liability obligations of HelpCOmm, past, present and future.

2.5.	No funds are due from either respective party for this exchange.

2.6.	8760 LLC, an entity owned by the Boltons (“8760”), shall dismiss with prejudice the declaratory judgment action pending in the Circuit Court for Prince William County, Commonwealth of Virginia captioned as 8760 LLC v. Bravatek Solutions, Inc. and Tom Cellucci, Case No. CL 19-00559.

2.7.	8760 shall dismiss with prejudice the action pending in the General District Court of Prince William County, Commonwealth of Virginia captioned as 8760 LLC v. HelpCOmm, Inc., GV 19-000284.

2.8.	HelpCOmm shall provide the defense and responsibility for all actions pending against or relating to HelpCOmm.

3.	MUTUAL REPRESENTATIONS AND WARRANTIES; COVENANTS.

Each party represents and warrants to the other party that:

3.1.	Authority. Each respective party and its nominees, officers, directors and shareholders necessary for the authorization, execution, and delivery of this Agreement and the performance of all obligations of the respective party hereunder has been taken. Accordingly, each respective party has all requisite right, power, and authority to: (i) execute and deliver this Agreement and its related documents and perform its/their obligations hereunder and thereunder; and (ii) consummate the transactions contemplated in this Agreement. There are no agreements, contracts, or commitments to which each respective party is a party that would prohibit or restrict the transactions contemplated under this Agreement. No consent, approval, order or other authorization of any governmental or regulatory authority is required with respect to each respective party’s execution and delivery of this Agreement or any related document, or consummation of the transactions contemplated herein or therein. When executed and deliver, this Agreement constitutes the valid and binding obligations of each respective party enforceable in accordance with its terms.

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3.2.	Agreement Not in Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions provided for herein will: (i) result in the material breach of or constitute a material default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which each of the parties is a party; or (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to any of the parties.

3.3.	Information and Statements. No representation or warranty made by or on behalf of the respective parties with respect to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made, in light of the circumstances under which they are made, not misleading.

3.4.	Cooperation on SEC Filings/Tax Matters. The respective parties each agree to furnish or cause to be furnished to each other upon request as promptly as practicable such information (including access to books and records) and information and assistance relating to the Stock Purchase Agreement and business operations as is reasonably necessary for the filing of any SEC submission and/or any tax or information return, for the preparation of any tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any SEC action or proposed tax adjustment.

3.5.	No Undisclosed Encumbered Assets. Bravatek represents to the Boltons that none of HelpCOmm’s assets were used by Bravatek to secure any debt or loan created or arising during the time Bravatek held the stock of HelpCOmm (from January 1, 2018 to March 12, 2019).

4.	MUTUAL RELEASE.

4.1.	Each respective party on behalf of itself/themselves, and their respective related business entities, affiliates, subsidiaries, parents, partners, agents, assigns, heirs, officers, directors, shareholders, employees, executors, attorneys, accountants, agents, vendors, and customers (collectively “Affiliates”) hereby forever and finally releases, relieves, acquits, absolves and discharges the other party and their Affiliates from any and all losses, claims, debts, liabilities, demands, obligations, promises, acts, omissions, agreements, costs and expenses, damages, injuries, suits, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, that they may have against the other party and/or their Affiliates, including without limitation claims for indemnification, based upon, related to, or by reason of any matter, cause, fact, act or omission occurring or arising at any moment out of the Agreement or the Stock Purchase Agreement, except as provided in Section 5 below.

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4.2.	Each respective party acknowledges that this mutual release does not constitute any admission of liability whatsoever on the part of any of the undersigned.

4.3.	Each respective party knowingly and voluntarily waives any and all rights that it, they, or their respective Affiliates have or may have against each other.

4.4.	Each respective party further represents that such party: (i) has carefully read this Agreement; (ii) knows the contents of this Agreement; (iii) has had the advice of counsel of such party’s choosing in connection with the subject matter hereof, and the advice thereof is reflected in the provisions of this Agreement; and (iv) has not been influenced to any extent whatsoever in doing so by any other party or by any other person or entity, except for those representations, statements and promises expressly set forth herein.

5.	INDEMNIFICATION.

5.1.	Each respective party shall defend, indemnify, and hold the other harmless from and against any and all losses, damages, liabilities and expenses (including penalties and attorneys’ fees) which are incurred or suffered by or imposed upon the other party arising out of or relating to (i) any failure or breach by the party to perform any of its covenants, agreements or obligations under this Agreement, or (ii) any inaccuracy or incompleteness of any of the representations and warranties of the party contained in this Agreement.

5.2.	The Boltons shall defend, indemnify, and hold harmless Bravatek and its Affiliates for any claims or any and all losses, damages, liabilities and expenses (including penalties and attorneys’ fees) which are incurred or suffered by or imposed upon Bravatek or its Affiliates relating to HelpCOmm.

5.3.	Bravatek shall defend, indemnify, and hold harmless the Boltons and their Affiliates for any claims or any and all losses, damages, liabilities and expenses (including penalties and attorneys’ fees) which are incurred or suffered by or imposed upon the Boltons or their Affiliates related to Bravatek’s operations but unrelated to HelpCOmm.

5.4.	Indemnification Procedure. If any proceeding shall be brought or asserted against a party entitled to indemnification, or any successor thereto, pursuant to Section 5.1 herein (each, an “Indemnitee”) in respect of which indemnity may be sought under this Section 5 from an indemnifying party or any successor thereto (each, an “Indemnitor”), the Indemnitee shall give prompt written notice of such proceeding to the Indemnitor. The Indemnitee shall, reasonably and in good faith, assist and cooperate in the defense thereof. Notwithstanding anything herein to the contrary, the Indemnitor shall not, without the Indemnitee’s prior written consent, settle or compromise any proceeding or consent to the entry of judgment with respect thereto.

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6.	CONFIDENTIALITY

6.1.	The respective parties to this Agreement, and their accountants and attorneys may disclose the terms of this Agreement only to the following: (a) their attorneys; (b) their accountants, financial advisors, and/or tax preparers to the extent that this disclosure is reasonably necessary to obtain services from them; (c) the Securities and Exchange Commission (the “SEC”) to the extent reasonably necessary to comply with SEC rules, regulations, and public filings required from publicly traded companies; (d) any federal or state judicial or regulatory authority; and (e) any person or entity when such disclosure is required by law, regulation, or Court Order, or compelled by Subpoena to provide truthful testimony. Otherwise, the parties shall keep the terms of this Agreement absolutely confidential and shall not discuss this Agreement with anyone else, and if someone else inquires, shall state only that the issues between the parties have been resolved. The respective parties understand and agree that this confidentiality provision is important to the parties.

7.	NON-DISPARAGEMENT.

7.1.	The respective parties to this Agreement agree that as a mutual material inducement, neither party shall discuss or disclose (whether believed disparagingly or otherwise) the other party/party’s Affiliates, the other party’s/party’s Affiliates’ management, dealings, or course of conduct except as required by law or as necessary to fulfill the terms of this Agreement. This restriction includes, without limitation, conversations with persons other than the parties’ counsel, writings, Internet and social media (FaceBook, LinkedIn, Twitter, Instagram, Snapchat, etc.) postings, communications with news media, communications with attorneys representing other parties or witnesses retained on behalf of other parties, and communications with any publication, or any legal, non-legal or quasi-legal organization or any other association. The undersigned and their attorneys acknowledge and agree that any violation of this provision would result in immediate and irreparable injury to the other party and that party’s Affiliates, and the parties agree that, in the event of any such violation, the subject party/party’s Affiliates are entitled to an injunction to restrain any or all aspects of such violation, as well as any other legal or equitable remedies or relief available to the fullest extent permitted by law.

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8.	MISCELLANEOUS.

8.1.	Counterparts. This Agreement may be executed in any number of counterparts, including facsimiles or scans thereof, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.

8.2.	Entire Agreement. Unless otherwise specifically agreed in writing, this Agreement represents the entire understanding of the parties with reference to the transactions set forth herein and supersedes all prior warranties, understandings and agreements heretofore made by the parties, and neither this Agreement nor any provisions hereof may be amended, waived, modified or discharged except by an agreement in writing signed by the party against whom the enforcement of any amendment, waiver, change. or discharge is sought.

8.3.	Specific Performance. The parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms thereof and that, prior to the termination of this Agreement pursuant to its terms, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

8.4.	Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their Affiliates, and their respective heirs, successors, and assigns. No party may assign either this Agreement or any of its/their rights, interests, or obligations hereunder without the prior written approval of the other party.

8.5.	Governing Law and Attorneys’ Fees. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. In the event of any action at law or suit in equity in relation to this Agreement or any other instrument or agreement required hereunder, the prevailing party in such action or suit shall be entitled to receive its or their attorneys’ fees and all other costs and expenses of such action or suit.

8.6.	Further Action. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Bravatek with full title to the Boltons’ Bravatek Shares, the appropriate person or persons shall take such action as promptly as practicable.

8.7.	Survival. All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for herein, shall survive the Closing.

8.8.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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8.9.	WAIVER OF JURY TRIAL. EACH RESPECTIVE PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE OR COMMONWEALTH THEREIN, COMMON LAW, OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH RESPECTIVE PARTY HERETO ACKNOWLEDGES THAT IT/THEY KNOWINGLY AND VOLUNTARILY IS WAIVING ITS/THEIR RIGHT TO DEMAND TRIAL BY JURY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BRAVATEK SOLUTIONS, INC.

/s/ Thomas A. Cellucci

By: Thomas A. Cellucci, Chairman & CEO

Commonwealth of Virginia

                                                                                          ) ss:

CITY/COUNTY OF Loudoun                                    )

On this 12th day of March, 2019, before me, Umme Umara Ahmed, a notary public in and for the Commonwealth of Virginia, personally appeared Thomas A. Cellucci, known to me (or satisfactorily proven) to be the person whose name is subscribed above, and acknowledged that he executed the same for the purposes therein contained.

IN WITNESS WHEREOF I hereunto set my hand and official seal.

/s/ Umme Umara Ahmed Notary Public
Registration Number: 7792208
[SEAL]	My commission expires: Nov, 30th, 2022

JOHNNY BOLTON	JONATHAN (JOHNATHAN) A. BOLTON

/s/ Johnny Bolton	/s/ Jonathan A. Bolton

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Commonwealth of Virginia                                       )

                                                                                      ) ss:

CITY OF Manassas                                                )

On this 12th day of March, 2019, before me, Phyllis Ann Thomas, a notary public in and for the Commonwealth of Virginia, personally appeared Johnny Bolton and Jonathan (Johnathan) Bolton, known to me (or satisfactorily proven) to be the person whose name is subscribed above, and acknowledged that he executed the same for the purposes therein contained.

IN WITNESS WHEREOF I hereunto set my hand and official seal.

/s/ Phyllis Ann Thomas Notary Public
Registration Number: 7702915
[SEAL]	My commission expires: 8-31-2020

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